Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS

February 17, 2015

Where Food Comes From, Inc. Reports Revenue and Earnings Growth for 2014 Fourth Quarter and Full Year

Full Year revenue up 51% to $8.8 million from $5.8 million last year

Fourth quarter revenue up 41% to $2.6 million from $1.9 million last year

Net income of $64,000 in fourth quarter and $229,000 for full year

Net cash generated from operations up 172% to $590,000 from $217,000

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for third-party verification of food production practices, today announced results for its fourth quarter and full year ended December 31, 2014.

“In 2014, Where Food Comes From achieved strong year-over-year revenue and earnings growth and extended its leadership position in an industry that is still in its infancy,” said John Saunders. “Solid growth in our core services and hardware businesses was driven by diverse factors ranging from an increase in the number of consumer-driven verification standards to continued execution of our M&A strategy to initial phase-in of the USDA’s mandatory Animal Disease Traceability (ADT) program.

“Over the past several years we have positioned Where Food Comes From as the go-to company for more than 30 verification standards for food industry players ranging from farmers, ranchers and packers to distributors and retailers – all of which are working hard to meet consumer and regulatory demand for increased transparency in the entire food chain continuum. We look forward to continued growth in 2015 as demand for our core solutions continues to grow and new opportunities such as ADT gain momentum.”

Fourth Quarter Results

Fourth quarter revenue increased 41% to $2,614,300 from revenue of $1,856,300 in the same quarter last year. Verification services revenue was up 40% to $2,307,500 from $1,643,000. Product revenue (cattle identification tags) increased 67% to $299,700 from $179,200. Other revenue, primarily associated with the Company’s Where Food Comes From® labeling program, decreased 79% to $7,200 from $34,000 year over year. Increased verification and hardware revenue resulted from a combination of organic growth – driven in part by initial compliance with the USDA’s animal disease traceability (ADT) program – and the effects of the Company’s M&A strategy. The reduction in labeling revenue resulted from a change in the beef supplier for the Company’s largest labeling customer – Heinen’s fine foods. Heinen’s is working to replace that supplier with another supplier whose products can be source verified by Where Food Comes From. In the meantime, the Company continues to generate labeling revenue from other products in the Heinen’s meat department.

Gross profit in the fourth quarter increased 43% to $1,141,500 from $798,400 year over year. Selling, general and administrative expenses as a percent of revenue improved to 39% in the fourth quarter from 42% in the same quarter last year.

Operating income in the fourth quarter increased four-fold to $127,700 from $25,300 in the same quarter last year. Net income attributable to Where Food Comes From, Inc. increased to $64,200, or less than one cent per share, compared with a net loss of $11,300, or less than one cent per share, in the same quarter a year ago.

Full Year Results

Revenue for the full year increased 51% to $8,764,900 from $5,798,200 in the same period last year. Verification revenue increased 53% to $7,564,600 from $4,947,400 year over year. Hardware revenue increased 50% to $1,085,700 from $723,400 a year ago. Revenue from Where Food Comes From® labeling decreased 10% to $114,700 from $127,300.

Gross profit for the year increased 39% to $3,763,300 from $2,706,400 a year ago. Selling, general and administrative expense improved to 39% of revenue from 46% of revenue a year ago, reflecting the scalability of the Company’s business model.

Operating income increased to $344,700 from $27,300 year over year. Net income attributable to Where Food Comes From, Inc. was $229,095, or $0.01 per share, versus a net loss of $33,600, or less than one cent per share, in the prior year.

Net cash generated from operations increased 172% to $590,000 from $216,900 in the same period last year.

Balance Sheet

The Company’s cash balance at December 31, 2014, increased to $2,583,100 from $1,067,500 at 2013 year-end. Working capital increased to $3,380,700 from $1,533,600 over the same period.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13601280

Phone replay:

A telephone replay of the conference call will be available through March 3, 2015, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13601280

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; expectations for continued profitable growth; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the fourth quarter and full year are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income (Loss)

(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014	2013

Revenues:
Service revenues		$2,307,457		$1,642,982	$7,564,585		$4,947,430
Product sales		299,662		179,237	1,085,671		723,449
Other revenue		7,189		34,043	114,676		127,277
Total revenues		2,614,308		1,856,262	8,764,932		5,798,156

Costs of revenues:
Labor and other costs of services		1,282,104		934,788	4,283,218		2,572,538
Costs of products		190,708		123,057	718,410		519,221
Total costs of revenues		1,472,812		1,057,845	5,001,628		3,091,759
Gross profit		1,141,496		798,417	3,763,304		2,706,397
Selling, general and administrative expenses		1,013,802		773,156	3,418,578		2,679,089
Income from operations		127,694		25,261	344,726		27,308

Other expense (income):
Interest expense		493		3,716	9,818		33,588
Other income, net		(1,221)		(354)	(3,204)		(1,469)

Income (loss) before income taxes		128,422		21,899	338,112		4,811)
Income tax (benefit)		43,744		10,451	140,876		(1,778)
Net income (loss)		84,678		11,448	197,236		(3,033)

Net income (loss) attributable to non-controlling interest		(20,481)		(22,764)	31,859		(30,527)
Net income (loss) attributable to Where Food Comes From, Inc.		$64,197		$(11,316)	$229,095		$(33,560)

Net income (loss) per share:
Basic	$	*	$	*	$0.01	$	*
Diluted	$	*	$	*	$0.01	$	*

Weighted average number of common shares outstanding:
Basic		21,243,745		20,852,052	23,170,074		21,893,794
Diluted		21,868,596		20,880,391	23,400,068		21,893,794

* Less than a penny ($0.01) per share

Note 1: Certain revenue and cost of revenue amounts presented in prior 2014 quarters and 2013 have been reclassified to conform to fourth quarter 2014 presentation.

Where Food Comes From, Inc.

Balance Sheets

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash	$2,583,058	$1,067,537
Restricted cash	250,000	—
Accounts receivable, net	979,532	683,800
Prepaid expenses and other current assets	126,938	143,576
Deferred tax assets	167,805	190,184
Total current assets	4,107,333	2,085,097
Property and equipment, net	231,886	253,206
Intangible and other assets, net	1,952,678	1,716,115
Goodwill	1,279,762	1,279,762
Long-term deferred tax assets	361,797	480,294
Total assets	$7,933,456	$5,814,474

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$401,131	$277,633
Accrued expenses and other current liabilities	65,849	56,091
Customer deposits	69,090	39,134
Deferred revenue	178,724	149,660
Short-term debt and current portion of notes payable	7,425	24,782
Current portion of capital lease obligations	4,397	4,173
Total current liabilities	726,616	551,473
Capital lease obligations, net of current portion	6,410	10,808
Notes payable and other long-term debt, net	16,245	165,755
Total liabilities	749,271	728,036

Contingently redeemable non-controlling interest	974,019	1,018,396

Stockholders’ Equity:
Common stock	24,266	23,233
Additional paid-in-capital	7,428,754	5,216,327
Treasury stock	(150,849)	(150,849)
Accumulated deficit	(1,092,005)	(1,321,100)
Total Where Food Comes From, Inc. equity	6,210,166	3,767,611
Non-controlling interest	—	300,431
Total equity	6,210,166	4,068,042
Total liabilities and stockholders' equity	$7,933,456	$5,814,474